UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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SPAR Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 11, 2025, SPAR Group, Inc. issued the following press release.

SPAR Group, Inc. Responds to False and Disparaging Comments from Former Board Member, Robert G. Brown, Regarding the Company and Its Board

AUBURN HILLS, Mich., June 11, 2025 (GLOBE NEWSWIRE) -- SPAR Group, Inc. (NASDAQ: SGRP) (“SGRP”, “Spar”, “SPAR Group” or the “Company”), a provider of merchandising, marketing and distribution services, responded today to a press release and filing made by Robert G. Brown (“Brown”) making a number of false claims and assertions regarding Spar and its board of directors (the “Board”) and management.

Brown was a founder and Spar’s Chairman in 1967, and respectfully, the Board has attempted to address these misstatements and errors with Brown, 83, before he issued his press release and public filing. In response, Brown made a number of self-serving demands which are detailed directly below.

In total, Brown demanded $15 million of cash from the Company in the short term, $900,000 a year in personal consulting fees and a long-term service agreement with his defunct business, Spar Business Services (“SBS”) (unrelated to Spar Group) business, also providing him an estimated $1 million personally to “[benefit] the shareholders and [offer him] security.” Some of his specific demands include,

-	An evergreen consulting agreement for Robert Brown at $75,000 per month for mergers and strategic planning. Brown has not worked in the industry for more than 20 years.

-	Demanded the Company rehire his company, SBS that declared bankruptcy in 2018 and does not have any resources, capabilities or systems, to procure independent contractors.

-	Demanded the Company acquire his Infotech company that has no clients, no revenue, no identifiable value, and refers to 1983 press articles to substantiate its industry expertise for $15 million.

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Cancel the Change in Control agreement he signed in January 2022 that restricted Brown from attempting to change the Board or By-Laws which his press release and filing soliciting votes breached (again).

-	Return to the By-Laws of January 1, 2022 when Brown could place up to 10 Directors on the Board to potentially approve the satisfaction of his demands and transfer the cash from the Company to Brown.

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Demanded a 6,000,000 share buyback stating this would have a “very small impact” on the Company’s cash flow. It should be noted 1) the Company offered to buy 1 million shares from Brown in 2024, before the transaction was announced, under the previous share buyback program, but he did not want to sell and 2) the Company would not have cash once it paid Brown all of his other demands.

We are disappointed that Brown has chosen to take these actions and make this stunning self-serving proposal. The Board has concluded that Brown’s intent is for his sole benefit and not the benefit of all stockholders.

Brown has a long history of disrupting the Board and management for personal gain. All independent directors resigned on June 9, 2021 stating they were concerned over efforts by SGRP's [major shareholder] that they believe could weaken Board independence, interfere with the operations of the Company's business, and adversely affect the Company's liquidity and minority stockholders. Prior to this, Brown’s actions drove the resignation of multiple CEOs and directors including legal disputes to remove independent directors. In 2018, the independent directors of the Board filed a statement related to their removal that said the removal was part of “a larger, grossly inequitable scheme by [Brown] to improperly divert SGRP’s resources to their own purposes and for their sole benefit, in violation of their fiduciary duties to SGRP and to its minority shareholders.” His false claims, misstatements and disparaging comments should be taken in full context of the history of Brown’s actions.

We also note that Brown is currently in violation of Section 16(b) of the Securities Exchange Act of 1934 and the Company has demanded he disgorge his short-swing profits from trades made within the same six-month window. He has not returned the profits nor responded to the demand.

The Board also highlights that Brown has a voice on the current Board. He has two contractually dedicated seats on the Board per the Change of Control, Voting and Restricted Stock Agreement, effective January 28, 2022, by and among SGRP, Robert G. Brown, William H. Bartels, SPAR Administrative Services, Inc. and SPAR Business Services, Inc. (the “Change of Control Agreement”). His brother, James Brown and associate, Panos Lazaretos are currently directors serving in these seats on his behalf. He has unique representation on the Board and, as a result, greater influence on the Company than any other individual stockholder.

It should be noted that per the terms of the Change of Control Agreement, he is able to remove one of these directors and become a director himself at his discretion. This would give him insight and influence on the strategy, plans and governance of the Company, but Brown has personally chosen not to do this. He has been invited on multiple occasions, but he has chosen to make false claims and misstatements instead, for his potential personal gain.

In addition to demanding all of the company’s cash and being in violation of Section 16(b), he demanded that the 10% dilution in the proxy statement be voted down. The Board believes he is referring to the Stock Compensation plan proposed in the proxy statement for the stockholders to consider at the upcoming annual meeting of stockholders. As a reminder, the Board views the Stock Compensation Plan in the proxy statement as a vehicle for incentivizing executive and director performance, connecting their behavior to driving stockholder value, as is typical in public companies. His press release and filing notes that he would like Board and executive compensation be more closely tied to the performance of the stock. If this is true, we would encourage Brown and all stockholders to vote in support of the Stock Compensation Plan in the proxy statement.

Addressing some of the misstatements from Brown’s press release and filing as follows:

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Company response: The Company is not in violation of its By-Laws. The Board closely monitors compliance, with the assistance of outside professional counsel, to ensure that governance is independent and compliant with all applicable Delaware laws, as well as Securities and Exchange Commission (“SEC”) and NASDAQ rules and regulations.

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Company response: The Company did not inappropriately refuse to allow other candidates into the proxy statement to give stockholders a choice among candidates for directors. Brown has repeatedly, alone and in coordination with others, submitted candidates for the Board in breach of his obligations under the Change of Control Agreement.  Certain other nominations did not meet the requirements for director nominations set forth in SGRP’s By-Laws and were rejected by the Board. The Board continues to welcome the nomination of director candidates that meet the requirements of SGRP’s By-Laws and do not otherwise breach contractual obligations.

-	Company response: The Company set June 12, 2025 as the date of the 2025 annual meeting of stockholders and publicly disclosed this date in a timely manner.

-	Company response: The Company has not provided guidance on earnings in prior years. This is consistent with Brown's tenure as Chairman of the Board.

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Company response: The Company is in arbitration with Brown over his claim that the Company breached the Change of Control Agreement. The Company has made a counterclaim that Brown’s continued attempts to change the Board or By-Laws, among other actions, violate his obligations. If Brown is found in breach, he will be required to “promptly pay to the Company, in cash, the equivalent value of the number of shares [2,170,538 shares] of Common Stock issued…multiplied by the market price of said shares on the day of vesting” or return these shares to the Company. In addition, Brown will have to pay an additional $250,000 in cash or stock to the Company. If the Company is found in breach, there is no financial penalty or other material impact. The Company believes it is in a strong position based on Brown’s repeated, public and incurable breaches of the Change of Control Agreement.

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Company response:  As SGRP’s Annual Report on Form 10-K for the year ended December 31, 2024, makes clear, SGRP’s loss in 2024 was due to the accounting treatment of the Brazil joint venture sale. The sale was an economic gain for SGRP; however, the timing of the loan procured by the buyer to fund part of the purchase resulted in a loss under technical accounting rules. SGRP’s balance sheet has never been healthier.

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Company response:  The By-Laws were amended and restated in 2022. Brown was Chairman of the Board when these By-Laws were approved by the Board. The purpose of the By-Law changes in 2022 was to protect the independence of the Board on behalf of all stockholders.

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Company response:  The Board terminated the Highwire transaction on May 25, 2025 as a result of the buyer’s inability to obtain the funds necessary to close the transaction. Brown claimed the financial advisory firm involved in this transaction has not been terminated. As the company has not made any public comment on this issue, the Board is investigating how Brown has any knowledge of the status of this agreement.

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Company response:  The Compensation Committee did not approve $2,264,877 in CEO compensation for SGRP’s performance in 2024. This compensation was paid in 2024 related to the outstanding financial performance of SGRP in 2023. The Board and its Compensation Committee have established goals and compensation plans based on input from outside experts, comparable companies and stockholder value creation.

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Company response: SGRP’s CEO is Chairman of Qantm Creative. This relationship was reviewed, considered and approved by the Audit Committee and approved by the Board in November 2021 when Brown was Chairman of the Board and disclosed as a related party. Although the value of this supplier relationship is not material enough to require disclosure by the SEC, the Company has elected to disclose it publicly, consistently and transparently from the outset.

-	Company response: The Company is compliant with NASDAQ rules related to its 2024 10-K. It expects to file the first quarter 2025 10-Q in the near future.

Again, the Board welcomes the continued opportunity to engage with our stockholders and continues to recommend that stockholders vote in accordance with the recommendations of the Board of Directors as described in SGRP’s definitive proxy statement, filed with the SEC on June 12, 2025.

Forward Looking Statements

This Press Release (this “Press Release”) contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, made by, or respecting, the Company. There also are “forward-looking statements” contained in SGRP's definitive Proxy Statement respecting its 2025 Annual Meeting of Stockholders (the “Proxy Statement”), which SGRP filed on May 23, 2025, with the Securities and Exchange Commission (the “SEC”), and SGRP's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports and statements as and when filed with the SEC.

Readers can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Words such as “may,” “will,” “expect,” “intend,” “believe,” “estimate,” “anticipate,” “continue,” “plan,” “project,” or the negative of these terms or other similar expressions also identify forward-looking statements. Forward-looking statements made by the Company in this Press Release may include (without limitation) statements regarding: risks, uncertainties, cautions, circumstances and other factors (“Risks”).

You should carefully review and consider the Company's forward-looking statements (including all risk factors and other cautions and uncertainties) and other information made, contained or noted in or incorporated by reference into this Press Release, but you should not place undue reliance on any of them. The results, actions, levels of activity, performance, achievements or condition of the Company (including its subsidiaries, assets, business, clients, capital, cash flow, credit, expenses, financial condition, income, legal costs, liabilities, liquidity, locations, marketing, operations, performance, prospects, sales, strategies, taxation or other achievement, results, risks, trends or condition) and other events and circumstances planned, intended, anticipated, estimated or otherwise expected by the Company (collectively, “Expectations”), and our forward-looking statements (including all Risks) and other information reflect the Company's current views about future events and circumstances. Although the Company believes those Expectations and views are reasonable, the results, actions, levels of activity, performance, achievements or condition of the Company or other events and circumstances may differ materially from our Expectations and views, and they cannot be assured or guaranteed by the Company, since they are subject to Risks and other assumptions, changes in circumstances and unpredictable events (many of which are beyond the Company's control). In addition, new Risks arise from time to time, and it is impossible for the Company to predict these matters or how they may arise or affect the Company. Accordingly, the Company cannot assure you that its Expectations will be achieved in whole or in part, that it has identified all potential Risks, or that it can successfully avoid or mitigate such Risks in whole or in part, any of which could be significant and materially adverse to the Company and the value of your investment in the Company's Common Stock.

These forward-looking statements reflect the Company's Expectations, views, Risks and assumptions only as of the date of this Press Release and the Company does not intend, assume any obligation, or promise to publicly update or revise any forward-looking statements (including any Risks or Expectations) or other information (in whole or in part), whether as a result of new information, new or worsening Risks or uncertainties, changed circumstances, future events, recognition, or otherwise.

About SPAR Group, Inc.

SPAR Group is a leading merchandising and marketing services company, providing a broad range of services to retailers, manufacturers, and distributors. With more than 50 years of experience, the company distinguishes itself from the competition by offering flexible, scalable and innovative solutions to some of the world’s leading brands and retailers. For more information, please visit the SPAR Group’s website at http://www.sparinc.com.

Investor Relations Contact:

Three Part Advisors, LLC
Sandy Martin
smartin@threepa.com
214-616-2207

Source: SPAR Group, Inc.